EXHIBIT 10.60

[GLOWPOINT LETTERHEAD]

March 12, 2009

Michael Brandofino

c/o Glowpoint, Inc.

225 Long Avenue

Hillside, NJ  07025

Re:  Separation Agreement Including A General Release

Dear Mike:

In response to discussions you initiated, this letter sets forth the terms of our agreement with respect to your voluntary separation from employment with Glowpoint, Inc. (“Glowpoint”).

Your final date of active employment with Glowpoint will be March 20, 2009 (the "Separation Date"). As of the Separation Date, except as specifically provided in this Agreement, your right to any compensation and other consideration, including without limitation bonuses of any kind for any period, and all other benefits and perquisites of employment will cease.  You acknowledge and agree that all unvested restricted stock previously awarded to you, including without limitation the grant dated May 15, 2007, will remain unvested and the award agreement will expire, except for the grant to be provided to you pursuant to this Agreement and Exhibit A thereto.  Upon the Separation Date, you will be paid for any unused vacation time that you have accrued during 2009.

Effective as of the date you sign this Agreement (the “Signature Date”), you will step down as Chief Executive Officer of Glowpoint and resign from Glowpoint’s Board of Directors.  From the Signature Date through the Separation Date, you will act as a consultant to Glowpoint to the extent requested by Glowpoint to assist in the transition to the new management team led by Joseph Laezza and David Robinson as Glowpoint’s next Co-Chief Executive Officers.  During this consultancy period, and afterwards, you will be permitted to look for other employment and to consult for other entities to the extent such activities are not prohibited by the covenant not to compete in Section 6 of the Amended and Restated Employment Agreement between you and Glowpoint dated as of July 1, 2004, as amended May 15, 2007, June 26, 2007 and March 12, 2009 (as amended, the “Employment Agreement”).

You may elect to continue your medical coverage at the prevailing active employee rate(s) as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).  Additional information concerning your COBRA rights will be provided separately.

Commencing with the payroll period ending immediately after the Effective Date (as defined below), you will receive:

(i) nine months of Base Salary (as defined in the Employment Agreement) paid in accordance with Glowpoint’s current normal payroll practices, less authorized and required deductions, provided however, that all such amounts shall be paid to you no later than March 15, 2010;

(ii) following the nine months of Base Salary, as long as you are not employed or engaged as a consultant in any capacity, you will be eligible to receive up to a maximum of three additional months of Base Salary, payable as described in paragraph (i) above, including the requirement that all such amounts shall be paid to you no later than March 15, 2010.  This additional compensation will end on the date you accept such a role as an employee of or consultant for another person or entity;

(iii) 400,000 shares of restricted Glowpoint common stock that will vest on the earlier of the second anniversary of the Separation Date or upon a change in control of Glowpoint, and pursuant to a restricted stock award agreement in substantially the form attached hereto as Exhibit A;

(iv) effective as of the first business day after the Effective Date, the post-termination exercise period for the options to purchase Glowpoint common stock that you then hold will be extended by 90 days for a total post-termination exercise period of 180 days;

(v) if you timely elect COBRA continuation of your medical insurance, Glowpoint will reimburse you for the COBRA premiums necessary to continue this coverage until the earlier of the date you receive medical insurance coverage from another source, and the first anniversary of the Separation Date;

(vi) after the removal by a Glowpoint representative of Glowpoint information, the laptop computer currently in your Glowpoint offices, as well as your mobile telephone, home fax machine and home printer; and

(vii) a final copy of the press release regarding your departure in the form attached hereto as Exhibit B; and

(viii) payment of your reasonable legal fees associated with your separation from employment in an amount up to $5,000.00 after review of the complete invoices that were presented to you by your attorneys, said payment to occur within 60 days following the date on which you furnish copies of such invoices to Glowpoint.

The benefits described above shall be referenced in this Agreement collectively as the "Separation Benefits."  You acknowledge and agree that Glowpoint does not make any representation or warranty as to whether the Separation Benefits satisfy the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

In exchange for Glowpoint providing you with the Separation Benefits, and for other good and valuable consideration, you hereby waive all claims against Glowpoint, and release and discharge Glowpoint, its affiliated, related, parent or subsidiary corporations, and their present and former directors, shareholders, legal representatives, financial advisers, investors, officers, and employees from liability for any claims or damages you may now have or ever have had against Glowpoint or any of them, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of

Glowpoint in accordance with the terms of such plan and applicable law); the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy claim, having any bearing whatsoever on your employment by and the termination of your employment with Glowpoint, including, but not limited to, any claims asserting wrongful termination or discharge, breach of contract, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract, fraud, disparagement, defamation, or claims for back pay, vacation pay, sick pay, severance, wage, commission or bonus payment, attorneys’ fees, costs, expenses and/or future wage loss.  Nothing in this paragraph shall be deemed to effect any existing rights you may have to indemnification as an Officer and Director of Glowpoint.  Likewise, nothing in this paragraph shall be deemed a waiver of claims that may arise after the Effective Date, or a waiver of claims that may arise from a breach of this Agreement.

You agree not to disclose any confidential or proprietary information or know-how belonging to Glowpoint or acquired by you during your employment with Glowpoint as described in Section 5 of the Employment Agreement and the Confidentiality and Non-Disclosure Undertaking (“Proprietary Agreement”) contained in the Glowpoint Employee Handbook.  You acknowledge that Section 5 of the Employment Agreement and the Proprietary Agreement remain in effect after your employment with Glowpoint ends, and that your strict adherence to these provisions is of great importance to Glowpoint for many reasons, including your intimate involvement with confidential and proprietary information as Glowpoint’s Chief Executive Officer and former Chief Technology Officer.  You understand and agree that this Agreement shall be maintained in strict confidence, and that you shall not disclose this Agreement or any of its terms to any other person unless required by law.  The only disclosures excepted by this paragraph are: (i) as may be required by court order or subpoena and after notice as provided for below; and (ii) you may disclose confidential information regarding this Agreement to your attorneys, accountants or tax or financial advisors, and spouse, provided that you make each such person aware of the confidentiality provisions of this paragraph and each agrees to keep such information confidential.  You further agree not to solicit or initiate any demand by others not party to this Agreement for disclosure of any or all of the confidential information described above.  You agree that, in the event you are served with legal process purporting to require a disclosure of any such confidential information, that, unless required by law, you: (i) will make no such disclosure until Glowpoint has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure; and (ii) promptly upon your receipt of such process or request to testify or produce documents (and no later than five (5) days before you are required to testify and/or produce documents, but if the subpoena or order requires compliance within less than five days, you shall use reasonable efforts to provide such written notice, or, if impractical, shall provide telephonic notice, within one (1) business day after receiving notice that an attempt will be or has been made to compel such disclosure) you will ensure that Glowpoint receives written notification and copies of all legal papers and documents served upon you.

For one year from the Separation Date (“the Restricted Period”), you acknowledge and agree that you will be bound by the provisions of Section 6 of the Employment Agreement, (as amended on March 12, 2009) including its restrictions on competition and solicitation.  During any period in which you are in violation of any part of Section 6 of the Employment Agreement, the Restricted Period will not expire and will be tolled; and the restrictions will automatically be extended by the time period that you were in violation of any such restriction.

You agree that you will not at any time, during or after your employment with Glowpoint, directly or indirectly, (a) make any public comments about (including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the media or any other entity or person outside Glowpoint) Glowpoint, and/or anyone you know to be an officer, director, employee, investor or financial adviser of Glowpoint (collectively, “the Glowpoint Group”) or any individual or entity with whom you know that the Glowpoint Group has or may have a business relationship, except that you shall be permitted to distribute and/or quote in whole or part from the press release annexed hereto as Exhibit B and the script attached hereto as Exhibit C that, among other things, addresses your departure from Glowpoint (b) disparage, criticize, ridicule or make any negative comments about the Glowpoint Group or any other individual or entity with whom you know that Glowpoint has or may have a business or personal relationship, including any current, former or prospective customer, investor, financial adviser, or employee or (c) encourage any individual or entity you know to be a Glowpoint customer, prospective customer, or individual in the Glowpoint Group to turn down, terminate or reduce a business relationship with Glowpoint; provided, however, that nothing in this subsection (c) shall be deemed to restrict you from calling on or soliciting such individuals and/or entities after the expiration of the non-solicitation provision set forth in Section 6.2 of the Employment Agreement so long as you do not refer to either Glowpoint or the Glowpoint Group during or in connection with any such calls or solicitations.

Glowpoint agrees to instruct Jason Adelman, Mike Abrams, and Michael Liss not to disparage, criticize, ridicule or make any negative comments about you.

You represent and warrant that, as of the Separation Date, you will have returned to Glowpoint all Glowpoint property (including without limitation, keys to all offices and facilities, employee handbooks, business cards, client files, corporate credit cards, telephone calling card, files, and sales material) in your possession, except for the laptop computer, mobile telephone, home fax machine and home printer as described above, and you will not have retained any reproductions of these items.

You represent and warrant that you are not aware of any material non-public information concerning Glowpoint, its business or its affiliates that you have not disclosed to the Board of Directors of Glowpoint prior to the date of this Agreement or that is required to be disclosed by Glowpoint in its filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (“SEC”) and that has not been so disclosed.  Additionally, you agree to make yourself available for and cooperate truthfully and fully in consultations with Glowpoint and its advisors and the SEC and other governmental agencies at reasonable times, upon reasonable notice, and without additional compensation (except reimbursement for reasonable travel and other out-of-pocket expenses) regarding issues related in any way to the ongoing informal SEC investigation and/or any related investigation of Glowpoint.

You acknowledge that all your agreements and warranties above are material terms of the Agreement without which Glowpoint would not provide the payments and other benefits discussed in this Agreement.  In addition to any other remedy available to Glowpoint, in the event that you file a lawsuit or administrative charge relating to any claim released in this

Agreement or materially violate one or more of these agreements and warranties, you agree that any remaining payment obligations from Glowpoint to you are null and void and, to the maximum extent permitted by law, that you must return to Glowpoint all sums paid and other consideration granted to you pursuant to this Agreement.  You further agree that, if it is determined by a court or arbitrator that you have materially breached any of the agreements and warranties above, Glowpoint shall also be entitled to recover from you all costs and reasonable attorneys’ fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests.

The making of this Agreement is not intended, and shall not be construed, as an admission that Glowpoint has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you.  You and Glowpoint agree that this Agreement may be used as evidence only in a subsequent proceeding in which any of the parties alleges a breach of this Agreement.

This Agreement and the Exhibits thereto contains the entire agreement between you and Glowpoint regarding the termination of your employment, and supersedes and terminates any and all previous agreements and understandings between you and Glowpoint, whether written or oral, except that Sections 4 through 6 of the Employment Agreement and the Proprietary Agreement in the Employee Handbook shall remain in full force and effect, to the extent such provisions are not inconsistent with the terms of this Agreement.  This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon either party unless made in writing and signed by such party.  You acknowledge that Glowpoint has made no promises, commitments or representations to you other than those set forth in this Agreement, and that you have not relied upon any statement or representation made by or behalf of Glowpoint with respect to the basis or effect of this Agreement or otherwise.

In the event that any provision or term of this Agreement is held to be invalid, prohibited or unenforceable for any reason, such provision or term shall be deemed severed from this Agreement, without invalidating the remaining provisions, which shall remain in full force and effect.  If at any time a court or other body having jurisdiction over this Agreement shall determine that any of the subject matter or duration is unreasonable in any respect, it shall be reduced or limited and not terminated, as such court or body determines may be reasonable or appropriate.

This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns, including Glowpoint’s successor entity in the event of a sale or other change in control of Glowpoint.

It is understood that you will have twenty-one days to consider the terms of this Agreement (although you need not use all twenty-one days).  During the twenty-one day period and before signing below, you should consult with an attorney regarding the terms of this Agreement, at your own expense.  You agree that if you execute this Agreement before the end of the twenty-one day period, such early execution was completely voluntary, and that you had ample time in which to review this Agreement with your attorney.  You acknowledge that you have elected to sign this Agreement voluntarily.  Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with a full understanding of its terms.  You also will have seven days to revoke this Agreement after you sign this Agreement by providing me with written notice of your desire to revoke this Agreement (delivered by hand or by registered or certified mail, return receipt requested), provided such writing is received by me no later than 11:59 p.m. on the seventh day after your execution of this Agreement.  This Agreement will not become fully effective and enforceable until the eighth day after you have signed it (the “Effective Date”).  You understand that your acceptance of the Separation Benefits at any time more than seven days after you sign this Agreement confirms that you did not revoke your assent to this Agreement and, therefore, that it is fully effective and enforceable.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Glowpoint or any of its representatives other than those contained in this letter.

This Agreement shall be governed by the laws of the State of New Jersey and the parties in any action arising from this Agreement, including any claim of statutory discrimination, shall be submitted to arbitration that will be held in New York, New York, before a mutually agreed upon single arbitrator licensed to practice law and on the employment-arbitration panel of the American Arbitration Association (“AAA”), International Institute for Conflict Prevention & Resolution (“CPR”), and/or JAMS.  The arbitrator shall follow the rules and procedures then in effect for the panel provider (either AAA, CPR, or JAMS) from which he/she has been selected; and he/she shall have authority to award or grant legal, equitable, and declaratory relief.  For injunctive relief, it is agreed that a court of competent jurisdiction in the State and County of New York may also entertain an application by either party.  Any award of the arbitrator shall be final and binding, subject only to any right of appeal or vacatur that is available under applicable law.  You hereby agree that the existence of any such arbitration, as well as any decision, award or settlement and the terms thereof shall be confidential and shall not be disclosed to any third party except as required by law and except to your immediate family, attorney, financial advisor and tax advisor, and only then after securing their consent to keep such information confidential.

If this letter comports with your understanding of our Agreement, please sign on the line provided below and return the original via overnight mail to me in a confidential envelope.

Sincerely,

Glowpoint, Inc.

By:	/s/ Joseph Laezza
Joseph Laezza, President

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

/s/ Michael Brandofino	Dated	3/12/09
Michael Brandofino

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